Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Antares Pharma, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement. Our report refers to a change in method of accounting for revenue due to the adoption of the Financial Accounting Standards Board Accounting Standards Codification (Topic 606), Revenue from Contracts with Customers.

/s/ KPMG LLP

Minneapolis, Minnesota
July 23, 2019